UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2009
BRIGHAM EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-34224	75-2692967

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Bridgepoint Parkway Building Two, Suite 500 Austin, Texas	78730

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 427-3300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 24, 2009, Brigham Exploration Company (the “Company”) entered into the Fifth Amendment to its Fourth Amended and Restated Credit Agreement. The amendment extended the maturity date until July 24, 2012, amended our Interest Coverage Ratio (as defined in the Fourth Amended and Restate Credit Agreement), added a Net Leverage Ratio (as defined in the attached amendment) and requires us to maintain $10 million in liquidity until our preferred stock is either redeemed in October 2010, expires or the maturity date is extended beyond July 24, 2012. Our Interest Coverage Ratio for the quarters ending June 30, 2009 and September 30, 2009 must be a minimum of 2.50 to 1.00, for the quarters ending December 31, 2009 and March 31, 2010 must be a minimum of 2.00 to 1.00 and thereafter must be a minimum of 2.50 to 1.00, in each case, for each twelve month period ending at the end of each such fiscal quarter. Our Net Leverage Ratio beginning with the quarters ending September 30, 2009 through September 30, 2010 must be not greater than 4.50 to 1.00, for the quarters ending December 31, 2010 and March 31, 2011 must be not greater than 4.25 to 1.00 and thereafter must be not greater than 4.00 to 1.00, in each case, for each twelve month period ending at the end of each such fiscal quarter.
A copy of the Fifth Amendment is attached hereto as Exhibit 10.45 and is incorporated herein by reference. The description of the Fifth Amendment in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Fifth Amendment.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit 10.45 Fifth Amendment to the Fourth Amended and Restated Credit Agreement dated as of June 29, 2005 between the Company and the banks named therein.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHAM EXPLORATION COMPANY
Date: July 28, 2009	By:	/s/ Eugene B. Shepherd, Jr.
Eugene B. Shepherd, Jr.
Executive Vice President & Chief Financial Officer

INDEX TO EXHIBITS

Item Number	Exhibit

10.45	Fifth Amendment to the Fourth Amended and Restated Credit Agreement dated as of June 29, 2005 between the Company and the banks named therein.